Exhibit 99.1

Encore Capital Group, Inc. Second Quarter 2012 Conference Call Prepared Remarks August 2, 2012

Glen Freter, Vice President, Controller

Thank you, Howard. Good afternoon and welcome to Encore Capital Group’s second quarter 2012 earnings call. With me on the call today are Brandon Black, our President and Chief Executive Officer, and Paul Grinberg, our Executive Vice President and Chief Financial Officer. Brandon and Paul will make prepared remarks, and then we will be happy to take your questions.

Before we begin, we have a few housekeeping items. Unless otherwise noted, all comparisons made on this conference call will be between the second quarter of 2012 and the second quarter of 2011. Throughout the call, we will use forward-looking statements, including predictions, expectations, estimates, or other information that might be considered forward-looking. While these forward-looking statements represent our current judgment, these statements are also subject to risks and uncertainties that may cause actual results to differ materially from statements being made today. As a result, we caution you against placing undue reliance on these forward-looking statements, which speak only as of the date they are made. We will also use rounding and abbreviations in our conference call for the sake of brevity. For more detailed numbers and explanations, please refer to our Form 10-Q that was filed today with the SEC.

We will also be referencing both GAAP and non-GAAP financial results. We believe certain non-GAAP financial measures provide useful information about our business. However, the presentation of this additional information should not be considered an alternative to, or more meaningful than, our results prepared in accordance with GAAP. Management utilizes Adjusted EBITDA, which is similar to a financial measure contained in covenants used in our credit agreement, in the evaluation of our operations, and believes this measure is a useful indicator of our ability to generate cash collections in excess of operating expenses through the liquidation of our receivable portfolios. Additionally, we included information concerning adjusted operating expenses, excluding stock-based compensation expense, tax lien transfer operating expenses, and acquisition related expenses, in order to facilitate a comparison of approximate cash costs to cash collections for our debt purchasing business. Once again, for a more complete discussion of these factors and other risks, please be sure to see our Forms 10-K, 10-Q, and other SEC filings, including a press release issued as an exhibit to our Current Report on Form 8-K filed today, which includes a reconciliation of non-GAAP financial measures.

As a reminder, this conference call will also be made available for replay on the Investors section of our website, where we will also post our prepared remarks following the conclusion of this call.

With that, let me turn the call over to Brandon Black, our President and Chief Executive Officer.

Encore Capital Group, Inc. Second Quarter 2012 Conference Call Prepared Remarks August 2, 2012

Brandon Black – President and CEO:

Thank you, Glen, and good afternoon. I appreciate you joining us for a discussion of Encore’s second quarter results. Before beginning, I would like to recognize and thank Encore’s nearly 2,700 employees for a fantastic quarter. Our results are a direct reflection of their collective effort and I appreciate their dedication and hard work.

For the quarter, we delivered strong financial results, while making investments that will provide long-term strategic advantages and further strengthen our industry-leading debt purchasing and recovery platform. Our deliberate and disciplined approach to portfolio underwriting and management drove record earnings, record collections, and record operating cash flow.

Cash collections increased 23% to 241 million dollars. This increase was the result of strong purchase volumes over the past few years and our ability to identify and engage those consumers with the greatest likelihood of recovery. Looking at consumer behavior, we saw payer rates and payment sizes remain consistent with prior periods.

Earnings for the quarter were 82 cents, after excluding Propel acquisition-related expenses, an increase of 41 percent over the prior year.

Our overall cost-to-collect decreased 140 basis points to 39.5 percent. This reflects savings achieved through various operational strategies, which were offset by investments in our Internal Legal initiative, the increased hiring at our new operating site in Costa Rica, and additional spending required to proactively manage the changing regulatory and legislative environment.

We are pleased by our early success in Costa Rica, where we now have more than 100 employees. In the five months since opening, we have seen relatively limited attrition and steadily improving performance. Not only does Costa Rica significantly enhance our ability to partner with consumers who prefer to speak with us in Spanish, it will provide significant collections in the future.

One of the most noteworthy accomplishments during the quarter was in the area of purchasing, where we successfully deployed 231 million dollars. This was a 146 percent increase and includes the more than 100 million dollars we spent to acquire a 3 billion dollar portfolio from one of our competitors. This was an operationally complex transaction, and I want to thank those employees who continue to put in a significant amount of time and effort to ensure a successful outcome.

We completed 73 individual transactions from 10 unique sellers, including two new relationships. Credit card and consumer loan portfolios made up the majority of the purchases, or 202 million dollars. The remaining 29 million dollars was spent on telecommunications portfolios. To reiterate a message from our Investor Day, we expect purchases for the remainder of 2012 to be approximately 130 million dollars for the 3rd and 4th quarters combined. On a normalized basis, our 2012 capital deployment would be closer to $400 million than our current expectations of $500 million.

Our purchasing volumes over the past 3 quarters were designed to achieve two very specific outcomes. First, we are now insulated against the price increases we anticipated seeing in the 3rd quarter as a result of seasonal volume constraints. Second, we are able to be selective about what we purchase for the remainder of the year.

Our long-term goal is to deploy enough capital across all asset classes, including tax lien transfers, to generate 15-20% earnings growth.

Encore Capital Group, Inc. Second Quarter 2012 Conference Call Prepared Remarks August 2, 2012

Importantly, we also diversified our business in the 2nd quarter. We are often asked about how we would manage the business during a period of static or even declining supply. While we are confident that our industry-leading liquidation platform and high-efficiency, low-cost approach will allow us to achieve higher portfolio yields than our competitors, our strategic goals have long included the expansion into new asset classes with significant growth potential. We met that goal with the acquisition of Propel, the leading company in the over 1 billion dollar, Texas tax lien transfer market. When you look more broadly at the tax lien industry, the market opportunity is upwards of ten billion dollars, making it significantly larger than the charged-off credit card market.

I’m pleased to report that the integration of Propel is proceeding smoothly. Teams from our human resources, information technology, accounting, payroll, finance, and marketing departments have invested considerable time to ensure the successful integration of systems, operations, and personnel. We have already begun leveraging Encore’s strengths to bring cost savings to Propel. For example, over the next few weeks we are migrating Propel’s mail volumes to our existing vendor, which will reduce cost-per-piece-mailed by 30 percent. As direct mail is Propel’s dominant means of contacting prospective customers, this change should create a meaningful competitive advantage. While we are actively supporting the Propel team’s efforts to achieve their 2012 goals, we are also developing a plan to leverage our core strengths to increase originations while continuing to provide outstanding customer service.

Finally on Propel, during the quarter, the team achieved two important milestones: the funding of its twenty-five thousandth transfer and surpassing 250 million dollars in cumulative tax lien transfers.

As a company, we are constantly striving to create a culture that attracts and retains excellent employees. Our success was recognized twice in the second quarter. First, for the second year in a row, we were recognized by the Great Place to Work Institute as one of India’s top 50 employers. Our ranking improved from 37th in 2011 to 34th this year. Encore’s unique culture and commitment to employee engagement has allowed us to successfully build a high-performing, international operation when so many others have failed. We were also recognized – again, for the second year in a row – as San Diego’s Healthiest Large Company. These recognitions reflect investments in our people and our commitment to building a workforce in which they can truly excel.

With that, I will turn it over to Paul who will discuss our financial results in more detail.

Paul …

Paul Grinberg – EVP and CFO

Thank you, Brandon.

As Brandon discussed, we had a very strong second quarter.

Collections reached an all-time high and continued investments in our operating platform give us confidence in our ability to expand upon the operating leverage created over the past few years. Earnings from continuing operations increased 41% to 82 cents per fully diluted share during the quarter, excluding the 3.8 million dollars of transaction and related costs in connection with the acquisition of Propel.

Adjusted EBITDA, which represents the cash we generate that is available for future purchases, capital expenditures, debt service and taxes, was 148 million dollars in the second quarter, an increase of 27 percent. This strong cash flow allowed us to fund a significant portion of our portfolio acquisitions during the quarter. Our net debt levels at quarter end increased by 306 million dollars from the prior year as a result of the acquisition of Propel and our large portfolio purchase, which we were able to finance without the need to raise more expensive junior capital or equity.

Our overall cost-to-collect decreased 140 basis points to 39.5 percent, down significantly from 40.9 percent in 2011. We achieved these results even as we made investments to expand our Internal Legal channel and launch our new operations center in Costa Rica.

We are often asked whether our cost-to-collect metric is comparable to others in the industry given the different approaches to accounting for court costs. In fact, if we had expensed 100 percent of court costs incurred and netted those against court costs recovered, which is consistent with the approach of some of our competitors, the impact to fully diluted earnings per share in the quarter would have been less than 1 cent.

Encore Capital Group, Inc. Second Quarter 2012 Conference Call Prepared Remarks August 2, 2012

While cost to collect is an important metric, we don’t focus on it in isolation. Overall, success in our business is driven by generating the greatest net return per dollar invested. We accomplish that by generating more gross dollars collected per investment dollar at what we believe to be the lowest cost per dollar collected in the industry.

Over time, we expect our cost-to-collect to continue improving, but also expect it to fluctuate from quarter to quarter based on seasonality, the cost of investments in new operating initiatives, and the ongoing management of the changing regulatory and legislative environment.

Due primarily to the large purchasing volume and the strong performance of portfolios purchased over the last couple of years, our Estimated Remaining Collections, or ERC, at June 30th increased by 568 million dollars, to approximately 2 billion dollars. As we’ve discussed previously, we believe that our ERC, which reflects the estimated remaining value of our existing portfolios, is conservatively stated because of our cautious approach to setting initial curves and our practice of only increasing future expectations after a sustained period of over-performance. For example, as a result of sustained over-performance, we have slowly increased the multiples on the 2009, 2010 and 2011 vintages, to 2.8, 2.6, and 2.2 times respectively, up from 2.4, 2.2 and 2.0 times, respectively.

As mentioned at the beginning of the call, second quarter collections were very strong, at 241 million dollars, up 23 percent from 2011. Our call centers contributed 46 percent of total collections, or 112 million dollars, compared to 85 million dollars in 2011. Direct cost per dollar collected in our call centers fell to 6 percent in the second quarter, versus 7.7 percent in 2011.

This improvement is largely the result of two factors. The first is enhancements to our analytical models, which allow us to focus our efforts on consumers who we believe, have the ability and are most likely to pay. The second is the growth of our operations center in India. In the second quarter, our call center in India accounted for 53 percent of total call center collections, compared to 50 percent in 2011.

Legal channel collections grew to 115 million dollars in the second quarter, compared to 98 million dollars in 2011, and accounted for 48 percent of total collections. Cost-to-collect in the legal channel was 35.7 percent, down from 41.5 percent in 2011.

I’d like to reiterate that our long-stated preference is to work with our consumers to negotiate a mutually acceptable payment plan, tailored to their personal financial situation. These plans almost always involve substantial discounts from what is owed to us. We not only believe that this is the right thing to do for our consumers, but the right thing to do for our business.

Finally, 6 percent of collections came from third-party collection agencies during the quarter. In general, we expect collections from this channel to continue to decline as we shift more of our work to our internal call centers at a lower overall cost-to-collect. As a result of the large portfolio purchase, we will see a temporary increase in third-party collections as many of those assets were placed to third-party agencies at the time of acquisition. Because of our lower cost-to-collect, and because we are better able to ensure a consistently positive consumer experience, we will continue to shift much of this work to our internal call centers.

Consistent with our stated practice and in keeping with our Consumer Bill of Rights, we had no portfolio sales in the quarter.

Moving on, revenue from receivable portfolios was 139 million dollars, an increase of 25 percent over the 111 million dollars in 2011. As a percentage of collections, and excluding the effects of allowances, our revenue recognition rate was 57 percent, compared to 58 percent in 2011. Our revenues were positively impacted by the significant portfolio purchases completed during the quarter. In general, revenue on that quarter’s portfolio will decline over time. As Brandon mentioned, we expect purchase volumes to be lower for the remainder of the year. As such, revenue in our debt purchasing business will decline over time from the Q2 levels until purchasing volumes return to more typical levels.

Encore Capital Group, Inc. Second Quarter 2012 Conference Call Prepared Remarks August 2, 2012

During the quarter, we had 1.2 million dollars in net allowance reversals, compared to 1 million dollars of allowance charges in 2011.

Looking at the breakdown by year, we had 1 million dollars of allowance reversals in the 2005 vintage, 300 thousand dollars in the 2007 vintage, and 1 million dollars in ZBA allowance reversals. These were partially offset by allowances of 900 thousand dollars in the 2006 vintage and 300 thousand dollars in the 2008 vintage.

We had no allowance charges for the 2009, 2010, 2011 or 2012 vintages, as has been the case since we acquired these portfolios. This quarter, we over-performed our forecasted collection curves by 20 percent.

As many of you know, we account for the business on a quarterly pool basis, rather than overall. When pools under-perform, we take allowance charges, which are reflected as an immediate reduction in revenue. We measure under-performance against the current yield that is assigned to a pool, not its original expectation. This pool-by-pool accounting treatment leads inevitably to non-cash allowance charges in certain periods, even when we are over-performing a pool’s initial expectations.

In contrast, when pools over-perform, that over-performance is not reflected immediately. Once we have evidence of sustained over-performance in a pool, we will increase that pool’s yield.

Unlike allowance charges, which are realized immediately, this increased yield will be reflected as increased revenue during the current and future quarters. Consistent with this practice, and as a result of continued over-performance primarily in the 2009, 2010, and 2011 vintages, we increased yields in those pool groups this quarter.

Shifting now to expenses, our total operating expenses were 103 million dollars, up from 82 million dollars. Included in operating expenses were stock-based compensation expenses of approximately 3 million dollars and Propel acquisition costs of 3.8 million dollars.

Turning to Propel, the integration continues to move ahead successfully, as Brandon mentioned. The transaction was finalized in mid-May and Propel experienced a successful second quarter. Going forward, we will provide additional context in our quarterly earnings calls on the Propel business. I would also encourage you to review the information and details we provided in our recent 8-K and the segment and pro forma information we included in our form 10-Q filed earlier today.

Finally, we completed the sale of Ascension Capital Group in May. In connection with the sale, we have agreed to cover normal operating losses in the first year of its new ownership. If the business grows and becomes profitable, we will be paid an earn-out equal to 30 to 40 percent of Ascension’s profits for the first 5 years after closing.

With that, we would be happy to answer any questions you may have.

Operator, please open up the line for questions.